Exhibit 99.2

CTRIP and Booking.com Forge Global Travel Partnership

SHANGHAI, CN and AMSTERDAM, NL August 7, 2012...CTRIP.com International, Ltd. (Nasdaq: CTRIP) a leading travel service provider of hotel accommodations, airline tickets, packaged tours and corporate travel management in China ("Ctrip") and Booking.com, the world's leading online hotel reservation service and part of the Priceline Group (Nasdaq: PCLN), today announced an agreement under which Ctrip can reach Booking.com's global portfolio of over 235,000 participating hotels through Ctrip's hotel reservation services.
Ctrip now offers over 50,000 hotels worldwide. Booking.com's hotel inventories will be offered in addition to the participating hotels already in Ctrip's hotel reservation service. The relationship significantly increases Ctrip's total number of available hotels and its global coverage, which will now include the more than 170 countries covered by Booking.com.
"Ctrip has been actively expanding the international travel products to service China's fast growing outbound travel demand," said Mr. Min Fan, President and Chief Executive Officer of Ctrip . "Booking.com offers the broadest collection of hotel and other accommodation partners worldwide, and we are pleased to work with them and enhance our global hotel offerings."
"Ctrip.com is the leader in China's rapidly growing online travel market and we are excited to work with them and make our global hotel collection available to their customers," said Mr. Darren Huston, Booking.com's Chief Executive Officer. "This will also give Booking.com's accommodation partners a new opportunity to serve even more travelers from the Asia-Pacific region."
About Ctrip.com
Ctrip.com International, Ltd. is a leading travel service provider of hotel accommodations, airline tickets, packaged tours, and corporate travel management in China. Ctrip aggregates hotel and flight information to enable business and leisure travelers to make informed and cost-effective bookings. Ctrip also books vacation packages and guided tours. In addition, Ctrip corporate travel management services help corporate clients effectively manage their travel requirements. Since its inception in 1999, Ctrip has experienced substantial growth and become one of the best-known travel brands in China.
About Booking.com
With 15 years of experience and over 4,000 dedicated employees in 75 offices worldwide, Booking.com is the world's leading online hotel reservation company. Booking.com B.V., part of the Priceline Group (Nasdaq: PCLN), owns and operates Booking.com™, attracting over 30 million unique visitors each month via the Internet from both leisure and business markets worldwide. The Booking.com website http://www.booking.com is available in 41 languages and offers over 235,000 hotels in 170 countries.

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For press information:
Brian Ek 203-299-8167 brian.ek@priceline.com or Anoeska van Leeuwen 31 20 7158476 anoeska.vanleeuwen@Booking.com